Carmelo LoFaro
Five Garret Mountain Plaza
Woodland Park, NJ 07424




	April 13, 2015


Securities and Exchange Commission
450 5th Street N.W.
Washington, DC 20549


Attention: Filing Desk


	Re: Cytec Industries Inc. (CYT)


Dear Reader:

	As permitted by instruction 7 of Forms 3,  4, and  5, I hereby authorize each of Roy Smith and Thomas Irwin, severally and not jointly, to sign and file on my behalf any Forms 3, 4 and 5 I am required to file with respect to the securities of Cytec Industries Inc. on or prior to December 31, 2013.

	I acknowledge that Roy Smith and Thomas Irwin are not assuming any of my responsibilities to comply with Section 16 of the Securities Exchange Act.



Sincerely,


        s/Carmelo LoFaro



Carmelo LoFaro, personally known to me, appeared before me and acknowledged that he signed the foregoing letter as his own act.

Sworn to and subscribed before me this 13th day of April, 2015.

s/Patricia Hup
Patricia Hup
Notary Public of New Jersey
My Commission expires 3/27/2019